Filed Pursuant to Rule 433
Registration Statement No. 333-204381
February 6, 2017

FINAL TERM SHEET

February 6, 2017

1.800% Senior Notes due 2020

3.150% Senior Notes due 2027

4.150% Senior Notes due 2047

1.800% Senior Notes due 2020

Issuer:	The Estée Lauder Companies Inc.

Security:	1.800% Senior Notes due 2020 (the “2020 Notes”)

Size:	$500,000,000

Maturity Date:	February 7, 2020

Coupon:	1.800%

Interest Payment Dates:	February 7 and August 7, commencing August 7, 2017

Price to Public:	99.986%

Benchmark Treasury:	1.375% due January 15, 2020

Benchmark Treasury Price and Yield:	99-29¼ ; 1.405%

Spread to Benchmark Treasury:	+ 40 bps

Yield:	1.805%

Optional Redemption:	At any time at the greater of 100% or a Make-Whole Call at Treasury + 10 bps

Reference Treasury Dealers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated

Expected Settlement Date:	February 9, 2017 (T+3)

CUSIP / ISIN:	29736R AL4 / US29736RAL42

Anticipated Ratings:*	A2 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:	Goldman, Sachs & Co. HSBC Securities (USA) Inc.

ICBC Standard Bank Plc RBC Capital Markets, LLC SG Americas Securities, LLC U.S. Bancorp Investments, Inc. BBVA Securities Inc. The Williams Capital Group, L.P.

3.150% Senior Notes due 2027

Issuer:	The Estée Lauder Companies Inc.

Security:	3.150% Senior Notes due 2027 (the “2027 Notes”)

Size:	$500,000,000

Maturity Date:	March 15, 2027

Coupon:	3.150%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2017

Price to Public:	99.963%

Benchmark Treasury:	2.000% due November 15, 2026

Benchmark Treasury Price and Yield:	96-16; 2.404%

Spread to Benchmark Treasury:	+ 75 bps

Yield:	3.154%

Optional Redemption:

At any time prior to December 15, 2026 (three months prior to the maturity date of the 2027 Notes), Make-Whole Call at Treasury + 15 bps

On or after December 15, 2026 (three months prior to the maturity date of the 2027 Notes), Par Call

Reference Treasury Dealers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated

Expected Settlement Date:	February 9, 2017 (T+3)

CUSIP / ISIN:	29736R AJ9 / US29736RAJ95

Anticipated Ratings:*	A2 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

RBC Capital Markets, LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

The Williams Capital Group, L.P.

4.150% Senior Notes due 2047

Issuer:	The Estée Lauder Companies Inc.

Security:	4.150% Senior Notes due 2047 (the “2047 Notes”)

Size:	$500,000,000

Maturity Date:	March 15, 2047

Coupon:	4.150%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2017

Price to Public:	99.739%

Benchmark Treasury:	2.250% due August 15, 2046

Benchmark Treasury Price and Yield:	84-08; 3.065%

Spread to Benchmark Treasury:	+ 110 bps

Yield:	4.165%

Optional Redemption:

At any time prior to September 15, 2046 (six months prior to the maturity date of the 2047 Notes), Make-Whole Call at Treasury + 20 bps

On or after September 15, 2046 (six months prior to the maturity date of the 2047 Notes), Par Call

Reference Treasury Dealers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated

Expected Settlement Date:	February 9, 2017 (T+3)

CUSIP / ISIN:	29736R AK6 / US29736RAK68

Anticipated Ratings:*	A2 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

RBC Capital Markets, LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

The Williams Capital Group, L.P.

Changes to Preliminary Prospectus Supplement:

Ratio of Earnings to Fixed Charges

Pro Forma as adjusted (1)
Six Months Ended December 31, 2016	Year Ended June 30, 2016
11.4x	9.0x

(1) Adjusted to give effect to the issuance of the notes and the application of the net proceeds therefrom as set forth in “Use of Proceeds” in the preliminary prospectus supplement.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Estée Lauder Companies Inc. has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The Estée Lauder Companies Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-

831-9146, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This final term sheet supplements, and should be read in conjunction with, The Estée Lauder Companies Inc. preliminary prospectus supplement dated February 6, 2017 and accompanying prospectus dated May 21, 2015 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.